EXHIBIT 99.1

Contacts:	Craig N. Cohen
L. Keith Graves
Phone: 314-214-7000
	E-mail:	cnc@talx.com
lkg@talx.com

TALX REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS;
EPS FROM CONTINUING OPERATIONS GROWS 35 PERCENT;
REDUCES FISCAL 2004 GUIDANCE BASED ON LOWER ESTIMATES FOR UNEMPLOYMENT COST
MANAGEMENT SERVICES’ REVENUES

     ST. LOUIS, Mo. (October 29, 2003) — TALX Corporation (NASDAQ: TALX) today reported earnings from continuing operations of $3.3 million, or $0.23 per diluted share, for the fiscal second quarter ended September 30, compared with $2.5 million, or $0.17 per diluted share, for the year-ago period. The 35 percent growth in earnings per share was attributable to continued strong performance in The Work Number services and improved performance in unemployment cost management services.

     Revenues rose 14 percent to $31.5 million from $27.7 million in the year-earlier quarter, primarily reflecting a 36 percent increase in The Work Number services. Revenues of unemployment cost management services were up four percent while aggregate revenues in the non-core maintenance and support and customer premises systems businesses were off three percent.

     Earnings from continuing operations for the first six months of fiscal 2004 increased 27 percent to $6.0 million, or $0.42 per diluted share, compared with $4.7 million, or $0.33 per diluted share, the year before. First-half revenues increased 12 percent to $61.7 million from $54.9 million. All prior-year amounts have been reclassified to report as discontinued operations the human resources and benefits application services business, which became a discontinued operation in April 2003.

     William W. Canfield, president and chief executive officer, commented, “We were particularly pleased with the results of The Work Number services this quarter. Not only was the revenue growth robust, but the 73.4 percent gross margin was the highest ever achieved by this business line — a full 860 basis points higher than the 64.8 percent gross margin in the same quarter last year. This improvement is largely attributable to our

Add One

employment verification, time reporting, and electronic payroll services becoming more web-based. The web-based delivery method has a lower cost structure than phone-based delivery.”

     The second-quarter revenue increase in the unemployment cost management business reflected new sales and the acquisition of Johnson & Associates, L.L.C., offset by the loss of some smaller clients. Canfield noted, “While the revenue growth was not up to our expectations, the addition of the unemployment cost management business has been an important contributor to our overall profitability as well as to the exceptional growth in The Work Number services, resulting from selling those services into the UC eXpress client base.” The gross margin in the unemployment cost management business decreased 70 basis points to 46.3 percent from the prior-year’s 47.0 percent. Canfield added, “As reported last quarter, as we approached the final stages of operational integration and accelerated our deadlines for completing the project, expenses were higher than originally anticipated. With that completed, expenses in September returned to expected levels, and we anticipate improved margins during the second half of the year.”

     The company reported that the total number of employment records on The Work Number service increased to 82.7 million at September 30, from 68.9 million a year ago, representing a 20 percent gain. Total employment records under contract, including those in contract backlog to be added to the database, increased 21 percent to 89.8 million at September 30 from 74.2 million a year earlier.

     The company’s guidance for financial performance for the fiscal year ending March 31, 2004, has been reduced, principally because of lower than previously anticipated growth in unemployment cost management services. “The company’s sales force has been aligned so that all sales people can sell all products,” Canfield pointed out. “During the most recent quarter, new contracts signed were weighted toward The Work Number services, which take more time to be reflected in the revenue stream. Additionally, uncertain economic conditions have reduced activity in our unemployment insurance tax consulting opportunities in the short term. Finally, we have experienced greater than expected pricing pressure in the unemployment claims management business. We believe that these factors will temporarily dampen growth rates in unemployment cost management services.”

Add Two

The modified guidance for fiscal 2004 is as follows:

•	Total revenues — $124.5-$126.5 million and

•	Diluted earnings per share from continuing operations — $0.96-$1.00.

Diluted earnings from continuing operations for the third quarter ending December 31, 2003 is anticipated to be $0.22-$0.24 per share. For comparison purposes, diluted earnings per share from continuing operations was $0.77 and $0.18 for the year ended March 31, 2003 and the quarter ended December 31, 2002, respectively.

     A conference call to discuss the company’s performance during its fiscal 2004 second quarter, as well as its outlook, is scheduled for Thursday, October 30, at 9:00 a.m. Central Standard Time. To participate in this call, dial (888) 423-3273. A slide presentation will accompany the call on the Web at www.talx.com/2004. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be in effect from 3:15 p.m. CST on October 30, through midnight on Friday, October 31. The replay number is (800) 475-6701 and the access code is 703283.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in the company’s third fiscal quarter and fiscal 2004 and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

Add Three

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2003 10-K under the caption “Risk Factors” in “Part 1, Item 1 — Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of our recent financial statement restatement; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (4) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (5) risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (6) risks associated with our ability to prevent breach of confidentiality as we initiate large-scale processing of verifications; (7) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (8) risks associated with any modifications to or failures to extend work opportunity or welfare to work tax credit laws; (9) risks associated with any interpretation of laws prohibiting the unauthorized practice of law to include the unemployment cost management or tax services that we provide; (10) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (11) risks associated with changes in economic conditions or unemployment compensation laws; (12) risk of interruption of our computer network and telephone operations including potential slow-down or loss of business as potential clients review our operations; and (13) risk of discontinuance of 900 number telephone service. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

Add Four

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except per share information)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
The Work Number services	$11,627	$8,573	$22,570	$16,189
Unemployment cost management services	18,701	17,939	36,885	35,978
Customer premises systems	—	313	—	900
Maintenance and support	1,198	916	2,251	1,849

Total revenues	31,526	27,741	61,706	54,916

Cost of revenues:
The Work Number services	3,093	3,018	6,426	5,833
Unemployment cost management services	10,035	9,511	19,759	18,771
Customer premises systems	—	237	—	576
Maintenance and support	328	179	659	376

Total cost of revenues	13,456	12,945	26,844	25,556

Gross margin	18,070	14,796	34,862	29,360

Operating expenses:
Selling and marketing	5,894	4,160	11,924	8,883
General and administrative	6,623	6,247	12,639	12,102

Total operating expenses	12,517	10,407	24,563	20,985

Operating income	5,553	4,389	10,299	8,375

Other income (expense), net:
Interest income	13	31	37	55
Interest expense	(239)	(409)	(534)	(765)
Other, net	1	—	4	—

Total other income (expense), net	(225)	(378)	(493)	(710)

Earnings from continuing operations before income tax expense	5,328	4,011	9,806	7,665
Income tax expense	2,078	1,534	3,800	2,940

Earnings from continuing operations	3,250	2,477	6,006	4,725
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	22	1	100	(172)

Net earnings	$3,272	$2,478	$6,106	$4,553

Basic earnings (loss) per share:
Continuing operations	$0.24	$0.18	$0.44	$0.34
Discontinued operations	0.00	0.00	0.01	(0.01)

Net earnings	$0.24	$0.18	$0.45	$0.33

Diluted earnings (loss) per share:
Continuing operations	$0.23	$0.17	$0.42	$0.33
Discontinued operations	0.00	0.00	0.01	(0.01)

Net earnings	$0.23	$0.17	$0.43	$0.32

Weighted average number of shares outstanding- basic	13,528,326	13,787,004	13,518,042	13,824,861

Weighted average number of shares outstanding- diluted	14,300,567	14,237,195	14,162,222	14,318,587

- more -

Add Five

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	September 30,	March 31,
	2003	2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,654	$9,409
Short term investments	2,275	—
Accounts receivable, net	16,558	18,082
Work in progress, less progress billings	1,054	1,091
Prepaid expenses and other current assets	3,164	4,122
Deferred tax assets, net	620	556

Total current assets	27,325	33,260
Property and equipment, net	9,524	10,315
Capitalized software development costs, net	2,330	3,804
Goodwill	106,624	105,469
Other intangibles, net	18,107	18,450
Net assets of business held for sale	475	—
Other assets	1,313	1,431

	$165,698	$172,729

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$933	$1,560
Accrued expenses and other current liabilities	11,801	11,478
Dividends payable	676	542
Current portion of capitalized lease obligations	35	130
Current portion of long term debt	11,000	10,000
Income taxes payable	543	482
Deferred revenue	3,605	7,537

Total current liabilities	28,593	31,729
Deferred tax liabilities, net	4,369	3,372
Capitalized lease obligations, less current portion	—	22
Long term debt, less current portion	2,753	12,000
Other non-current liabilities	2,553	2,508

Total liabilities	38,268	49,631

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at September 30, 2003 and March 31, 2003	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued and outstanding 13,948,542 shares at September 30, 2003 and March 31, 2003	140	140
Additional paid-in capital	162,930	162,773
Accumulated deficit	(30,348)	(34,806)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $65 at September 30, 2003 and $99 at March 31, 2003	(103)	(158)
Treasury stock, at cost, 402,906 shares at September 30, 2003 and 409,231 shares at March 31, 2003	(5,189)	(4,851)

Total shareholders’ equity	127,430	123,098

	$165,698	$172,729

- more -

Add Six

TALX CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended September 30,

	2003	2002

Cash flows from operating activities:
Net earnings	$6,106	$4,553
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,012	3,951
Deferred taxes	933	895
Net assets of business held for sale	(101)	—
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	1,690	529
Work in progress, less progress billings	(462)	161
Prepaid expenses and other current assets	(428)	(640)
Other assets	(3)	11
Accounts payable	(627)	268
Accrued expenses and other current liabilities	145	2,751
Income taxes payable	27	(435)
Deferred revenue	(306)	1,293
Other non-current liabilities	45	49

Net cash provided by operating activities	11,031	13,386

Cash flows from investing activities:
Additions to property and equipment	(2,242)	(2,634)
Acquisitions, net of cash received	(1,626)	(19,937)
Purchases of short-term investments	(3,975)	(4,000)
Proceeds from sale of short-term investments	1,700	4,000
Capitalized software development costs	(501)	(948)

Net cash used in investing activities	(6,644)	(23,519)

Cash flows from financing activities:
Issuance of common stock	1,113	1,099
Purchase of common stock	(1,795)	(3,449)
Repayments of capitalized lease obligations	(117)	(77)
Repayments under long-term debt facility	(8,263)	(4,000)
Dividends paid	(1,080)	(830)

Net cash used in financing activities	(10,142)	(7,257)

Net decrease in cash and cash equivalents	(5,755)	(17,390)
Cash and cash equivalents at beginning of period	9,409	21,431

Cash and cash equivalents at end of period	$3,654	$4,041

# # #